Filed Pursuant to Rule 433
Registration No. 333-180488

BANK OF AMERICA CORPORATION

MEDIUM-TERM NOTES, SERIES L

$2,000,000,000

2.250% SENIOR NOTES, DUE APRIL 2020

FINAL TERM SHEET

Dated April 16, 2015

Issuer:	Bank of America Corporation
Ratings of this Series:	Baa2 (Moody’s)/A- (S&P)/A (Fitch)
Title of the Series:	2.250% Senior Notes, due April 2020
Aggregate Principal Amount Initially Being Issued:	$2,000,000,000
Issue Price:	99.789%
Trade Date:	April 16, 2015
Settlement Date:	April 21, 2015 (T+3)
Maturity Date:	April 21, 2020
Ranking:	Senior
Minimum Denominations:	$2,000 and multiples of $1,000 in excess of $2,000
Day Count Fraction:	30/360
Interest Rate:	2.250% per annum
Interest Payment Dates:	April 21 and October 21 of each year, beginning October 21, 2015, subject to following business day convention (unadjusted).
Interest Periods:	Semi-annual. The initial Interest Period will be the period from, and including, the Settlement Date to, but excluding, October 21, 2015, the initial Interest Payment Date. The subsequent Interest Periods will be the periods from, and including, the applicable Interest Payment Date to, but excluding, the next Interest Payment Date or the Maturity Date, as applicable.
Treasury Benchmark:	5 year U.S. Treasury, due March 31, 2020
Treasury Yield:	1.295%
Treasury Benchmark Price:	100-12 1/4
Spread to Treasury Benchmark:	+100 bps
Reoffer Yield:	2.295%
Optional Redemption:	None
Listing:	None
Lead Manager and Sole Book-Runner:	Merrill Lynch, Pierce, Fenner & Smith Incorporated
Senior Co-Managers:

ABN AMRO Securities (USA) LLC

ANZ Securities, Inc.

Banca IMI S.p.A.

Barclays Capital Inc.

BBVA Securities Inc.

BNY Mellon Capital Markets, LLC

Capital One Securities, Inc.

CIBC World Markets Corp.

Commerz Markets LLC

Danske Markets Inc

Deutsche Bank Securities Inc.

ING Financial Markets LLC

Lloyds Securities Inc.

Mitsubishi UFJ Securities (USA), Inc.

Mizuho Securities USA Inc.

nabSecurities, LLC

Natixis Securities Americas LLC

Nykredit Bank A/S

Rabo Securities USA, Inc.

RB International Markets (USA) LLC

Santander Investment Securities Inc.

Scotia Capital (USA) Inc.

SG Americas Securities, LLC

Standard Chartered Bank

UniCredit Capital Markets LLC

Junior Co-Managers:	Apto Partners, LLC Blaylock Beal Van, LLC Drexel Hamilton, LLC Samuel A. Ramirez & Company, Inc.
CUSIP:	06051GFN4
ISIN:	US06051GFN43
Concurrent Offering:

$2,500,000,000 3.950% Subordinated Notes, due April 2025

$500,000,000 4.750% Subordinated Notes, due April 2045

The settlement of the 2.250% Senior Notes, due April 2020 is not contingent on the settlement of either of the concurrent offerings.

Bank of America Corporation (the “Issuer”) has filed a registration statement (including a pricing supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read those documents and the other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the lead manager will arrange to send you the pricing supplement, the prospectus supplement, and the prospectus if you request them by contacting Merrill Lynch, Pierce, Fenner & Smith Incorporated, toll free at 1-800-294-1322. You may also request copies by e-mail from fixedincomeir@bankofamerica.com or dg.prospectus_requests@baml.com.

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